Exhibit 99.1

News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053

RYDER REPORTS SECOND QUARTER 2012 RESULTS

•	Q2 EPS from Continuing Operations Up 15% to $0.91

•	Q2 Comparable EPS from Continuing Operations Up 9% to $1.00

•	Q2 Total Revenue Up 3%; Operating Revenue Grows 6%

•	Full-Year 2012 Comparable EPS Forecast Raised to $3.75 to $3.90, from $3.65 to $3.85

MIAMI, July 24, 2012 – Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share from continuing operations of $0.91 for the three-month period ended June 30, 2012, up 15% from earnings per diluted share of $0.79 in the year-earlier period. Earnings from continuing operations were $46.8 million, up 14% from $40.9 million in the year-earlier period. Earnings per diluted share and earnings from continuing operations for the current year included a restructuring charge of $0.09 or $7.1 million. Earnings per diluted share and earnings from continuing operations for the year-earlier period in 2011 included a charge from a tax law change of $0.10 or $5.4 million and acquisition-related transaction costs of $0.03 or $1.6 million. Excluding these items, comparable earnings per diluted share from continuing operations for the second quarter of 2012 were $1.00, up 9% from $0.92 in the second quarter of 2011. Comparable earnings from continuing operations of $51.3 million for the second quarter of 2012 were up 7% from $47.8 million in the year-earlier period. The increase in comparable earnings primarily reflects the benefit of a Fleet Management Solutions (FMS) acquisition and organic growth in the Supply Chain Solutions (SCS) segment.

Total revenue for the second quarter of 2012 was $1.56 billion, up 3% from $1.51 billion in the same period last year. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation), was $1.27 billion, up 6% compared with $1.19 billion in the year-earlier period, reflecting organic growth and the benefit of acquisitions. FMS operating revenue increased 7% due to stronger organic full service lease and commercial rental revenue, as well as the Hill Hire acquisition. FMS business segment total revenue increased 3% due primarily to higher operating revenue, partially offset by lower fuel revenue. SCS business segment total and operating revenue increased 6% largely reflecting improved customer volumes and new business.

Second quarter results exceeded the Company’s most recent forecast due to better than anticipated retail and wholesale pricing on used vehicle sales, lower maintenance costs resulting from ongoing operational initiatives, as well as lower discretionary overhead spending. While medical expenses were slightly lower than previously forecast, these costs still remained unusually elevated over year-earlier levels. Commercial rental demand was generally in line with expectations from the Company’s most recent forecast.

Net earnings per diluted share (including discontinued operations) for the three-month period ended June 30, 2012 were $0.91 versus $0.77 in the year-earlier period. Earnings per diluted share from discontinued operations (previously announced in 2009) totaled a loss of $0.02 in the year-earlier period. Net earnings for the second quarter of 2012 were $46.7 million versus $40.0 million in the year-earlier period.

Ryder Chairman and CEO Greg Swienton said, “In the second quarter, Ryder continued to deliver solid year-over-year increases including 9% higher earnings and 6% growth in revenue, despite an uneven and challenging demand environment. Second quarter results were somewhat better than expected in our most recent forecast, reflecting stronger used vehicle pricing, lower maintenance costs, as well as lower discretionary spending. In addition, we are pleased that our contractual full service lease and supply chain offerings continued to perform well and in line with expectations. We have taken actions and made a number of timely adjustments that not only contributed to our results in the second quarter, but will better position our business going forward.”

Second Quarter Business Segment Operating Results

Fleet Management Solutions

In the FMS business segment, total revenue in the second quarter of 2012 was $1.10 billion, up 3% compared with the year-earlier period due to higher operating revenue. Fuel services revenue in the second quarter of 2012 decreased 5% compared with the same period in 2011 due to lower fuel prices passed through to customers and fewer gallons sold. Operating revenue (revenue excluding fuel) in the second quarter of 2012 was $830.9 million, up 7% compared with the year-earlier period. Full service lease revenue increased 5% in the second quarter of 2012 due primarily to higher prices on replacement vehicles and organic fleet growth. Full service lease revenue also benefited from the Hill Hire acquisition, which closed in early June 2011. Commercial rental revenue increased 10% reflecting acquisitions and higher pricing; however, results were partially offset by lower commercial rental demand in North America.

The FMS business segment’s earnings before taxes (EBT) were $76.7 million in the second quarter of 2012, up 7% compared with $71.5 million in the same period of 2011. Increased earnings reflect lower management incentive compensation, the benefit of the Hill Hire acquisition and organic growth of the lease fleet. These items were partially offset by lower rental performance, due primarily to lower utilization on a 17% larger average fleet (5% excluding acquisitions). Rental power fleet utilization was 75% for the second quarter of 2012, a decline of 370 basis points from the year-earlier period. Business segment earnings before tax as a percentage of operating revenue were 9.2% in the second quarter of 2012, unchanged from the year-earlier period.

Supply Chain Solutions

In the SCS business segment, which includes all activity related to the Company’s dedicated contract carriage services, second quarter 2012 total revenue was $570.3 million, up 6% from the comparable period in 2011. Second quarter 2012 operating revenue (revenue excluding subcontracted transportation) was $485.7 million, up 6% compared with the same period a year ago. SCS total revenue and operating revenue comparisons benefited from increased automotive volumes and new business. SCS revenue in the current period also benefited from increased dedicated contract carriage activity. Additionally, SCS revenue benefited from comparisons with the year-earlier period, which included automotive production cuts related to the natural disasters in Japan.

The SCS business segment’s earnings before tax of $30.4 million rose 9% compared with $27.8 million in the same quarter of 2011. SCS earnings performance in the second quarter of 2012 reflects higher operating revenue. The improved SCS earnings also reflect the 2011 automotive production cuts related to the natural disasters in Japan, which lowered earnings in the year-earlier period by approximately $2.7 million. The improved 2012 performance was partially offset by unusually high second quarter 2012 medical benefit costs of $2.8 million. Second quarter 2012 earnings before tax for the business segment as a percentage of operating revenue were 6.3%, up 20 basis points compared with 6.1% in the same quarter of 2011.

Corporate Financial Information

Central Support Services

Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the various business segments. In the second quarter of 2012, the unallocated portion of CSS costs was $11.2 million, unchanged from the year-earlier period.

Non-Service Pension Costs

Beginning in 2012, the non-service components of pension costs have been excluded from segment earnings before tax in order to more accurately reflect the operating performance of the business segments. Non-service pension costs totaled $7.7 million in the second quarter of 2012, up from $4.8 million in the year-earlier period. This reflected primarily lower than expected pension asset returns in 2011, and lower assumed returns for 2012.

Restructuring and Other Items

Pre-tax restructuring charges totaled $7.1 million ($4.5 million after tax), or $0.09 per diluted share, and were associated with workforce reductions of approximately 350 employees, which was one of the Company’s cost reduction initiatives implemented at the end of the second quarter. In addition, the Company eliminated approximately 100 open and temporary positions. In the year-earlier quarter, pre-tax restructuring and other items from continuing operations totaled $1.7 million ($1.6 million after tax), or $0.03 per diluted share related to Hill Hire transaction costs.

Income Taxes

The Company’s effective income tax rate from continuing operations for the second quarter of 2012 was 36.6% of earnings before tax compared with 45.5% in the year-earlier period. The year-earlier period income tax rate was adversely impacted by a tax law change in Michigan, which increased income taxes by $5.4 million (7.1% of pre-tax earnings) and reduced earnings per share by $0.10 in the year-earlier period. The current period income tax rate was positively impacted by a higher proportionate amount of earnings in lower tax rate jurisdictions.

Capital Expenditures

Capital expenditures from continuing operations were $1.32 billion for the second quarter of 2012, compared with $880 million in the same period of 2011. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $988 million, up from $737 million in the same period of 2011. The increase in capital expenditures primarily reflects planned investments primarily to fulfill contractual full service lease sales to customers that are renewing and growing their fleets with Ryder.

Cash Flow

Operating cash flow from continuing operations through June 30, 2012 was $472 million, essentially flat compared with the same period of 2011. Total cash generated (including proceeds from used vehicle sales) from continuing operations through June 30, 2012 was $834 million, compared with $646 million in the same period of 2011. The increase in total cash generated during the quarter reflected a $130 million sale-leaseback of revenue earning equipment, as well as higher used vehicle sales proceeds. As expected, free cash flow from continuing operations through June 30, 2012 was negative $370 million, compared with negative $172 million for the same period of 2011, due primarily to the refreshment and growth of the full service lease fleet. Due to the sale-leaseback transaction, Ryder’s full-year 2012 free cash flow is now forecast to be negative $270 million to $330 million.

Leverage

Balance sheet debt as of June 30, 2012 increased by $364 million compared with year-end 2011, due primarily to increased investments in vehicles. The leverage ratio for balance sheet debt as of June 30, 2012 was 271%, compared with 257% at year-end 2011. Total obligations to equity as of June 30, 2012 were 284%, compared with 261% at year-end 2011. Total obligations to equity remain within Ryder’s long-term target range of 250% to 300%.

Year-to-Date Operating Results

Revenue for the six months ended June 30, 2012 was $3.10 billion, up 5% from $2.94 billion in the same period of 2011. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the first six months of 2012 was $2.50 billion, up 8% from $2.32 billion in the first six months of 2011. Ryder’s 2012 year-to-date earnings from continuing operations were $81.6 million, up 22% compared with $66.8 million in the year-earlier period. Earnings per diluted share from continuing operations were $1.59 for the first six months of 2012 compared with $1.29 for the same period of 2011. Comparable year-to-date earnings from continuing operations were up 10% to $81.8 million, and comparable earnings per diluted share from continuing operations were up 12% to $1.59. Year-to-date net earnings, including discontinued operations, were $81.0 million, compared with $65.2 million in the year-earlier period. Net earnings per diluted share were $1.58 for the first six months of 2012 compared with $1.26 for the same period of 2011.

2012 Outlook

Commenting on Ryder’s outlook, Mr. Swienton said, “Our timely responses, including many cost management actions throughout the Company, as well as adjustments to our fleet, position us to perform effectively in an uneven economic environment. The actions we have already taken are forecast to benefit earnings by approximately $0.18 per share in the second half of this year. The commercial rental product line is now aligned with current market demand, in terms of fleet size, mix, and age. In used vehicle sales, we will continue to balance our focus on maximizing proceeds, while managing our vehicle inventory to appropriate levels. In both Supply Chain Solutions and Fleet Management Solutions, we anticipate continued solid contractual growth. The near-term economic conditions are likely to remain uneven and challenging, particularly for our transactional offerings. However, the long-term trends driving increased use of Ryder’s industry leading transportation and logistics services remain solidly in place and offer very attractive growth opportunities.”

“Taking all of these factors into consideration, we are raising our full-year 2012 comparable earnings forecast to $3.75 to $3.90 per share, up from the previous range of $3.65 to $3.85. Additionally, we are forecasting third quarter 2012 earnings to be in the range of $1.15 to $1.22 per share, up 6% to 12% from comparable earnings of $1.09 per share in the third quarter of 2011.”

About Ryder

Ryder System, Inc. is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following two, inter-related business segments:

•

Fleet Management Solutions – The FMS business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, financing, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.

•

Supply Chain Solutions – The SCS business segment offers a broad range of innovative logistics management services that are designed to optimize a customer’s supply chain and address key customer business requirements. The segment now includes all activity related to the Company’s dedicated solution (dedicated contract carriage). These solutions involve strategically designed processes that direct the movement of materials and related information from the acquisition of raw materials to the delivery of finished products to the end user.

Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-service pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit www.ryder.com.

###

Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our expectations for future earnings, cash flows and about the economic trends that may affect our future operations. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, increases or decreases in market demand in the commercial rental market, fluctuations in market demand on the sale of used vehicles impacting our pricing and our anticipated proportion of retail versus wholesale sales, lower than expected maintenance costs associated with a younger fleet and the execution of our maintenance initiatives, unexpected savings resulting from our company-wide cost savings initiatives, a slowdown of the economic recovery and decreases in freight demand, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, uncertainty or decline in economic and market conditions affecting contractual lease demand, competition from other service providers, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs resulting from volatile financial markets, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, sudden or unusual changes in fuel prices, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules, including comparable earnings from continuing operations, 2012 comparable EPS forecasts, operating revenue, total cash generated, free cash flow, total obligations, and the ratios based on these financial measures, as well as the other financial measures identified in the tables following this release. Additional information as required by Regulation G regarding non-GAAP financial measures can be found in our investor presentation for the quarter, our most recent Form 10-K and our Form 8-K filed as of the date of this news release with the SEC, which are available in the Investors area of our website at www.ryder.com.

Conference Call and Webcast Information:

Ryder’s earnings conference call and webcast is scheduled for Tuesday, July 24, 2012, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Art Garcia.

•

To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG8085087 and Passcode: RYDER.

•

To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-947-6314 (outside U.S. dial 1-203-369-3981), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED

Periods ended June 30, 2012 and 2011

(In millions, except per share amounts)

	Three Months		Six Months
	2012	2011	2012	2011
Lease and rental revenues	$675.6	634.7	$1,313.5	1,214.1
Services revenue	675.5	640.5	1,353.9	1,273.2
Fuel services revenue	212.7	238.1	432.8	451.4

Total revenues	1,563.9	1,513.3	3,100.1	2,938.7

Cost of lease and rental	475.4	429.2	931.0	837.7
Cost of services	562.4	533.6	1,140.4	1,071.5
Cost of fuel services	209.3	233.5	424.9	442.4
Other operating expenses	33.7	30.2	67.9	64.8
Selling, general and administrative expenses	190.4	195.2	386.5	368.3
Gains on vehicle sales, net	(22.5)	(15.7)	(44.5)	(28.0)
Interest expense	35.6	33.0	70.4	67.4
Miscellaneous income, net	(1.3)	(0.6)	(5.8)	(4.7)
Restructuring and other charges, net	7.1	-	8.0	0.8

	1,490.1	1,438.3	2,978.7	2,820.1

Earnings from continuing operations before income taxes	73.8	75.0	121.5	118.6
Provision for income taxes	(27.0)	(34.1)	(39.8)	(51.8)

Earnings from continuing operations	46.8	40.9	81.6	66.8
Loss from discontinued operations, net of tax	-	(0.9)	(0.6)	(1.6)

Net earnings	$46.7	40.0	$81.0	65.2

Earnings (loss) per common share - Diluted
Continuing operations	$0.91	0.79	$1.59	1.29
Discontinued operations	-	(0.02)	(0.01)	(0.03)

Net earnings	$0.91	0.77	$1.58	1.26

Earnings per share information - Diluted
Earnings from continuing operations	$46.8	40.9	$81.6	66.8
Less: Distributed and undistributed earnings allocated to nonvested stock	(0.6)	(0.6)	(1.1)	(1.0)

Earnings from continuing operations available to common stockholders	$46.2	40.3	$80.6	65.7

Weighted-average shares outstanding - Diluted	50.7	51.0	50.8	51.0

Memo:
Depreciation expense	$233.5	214.9	$460.1	420.8

Subcontracted transportation	$84.5	83.2	$171.8	166.3

Comparable earnings per share from continuing operations:
EPS from continuing operations	$0.91	0.79	$1.59	1.29
Tax (benefits)/law changes	-	0.10	(0.10)	0.10
Restructuring and other charges	0.09	-	0.10	0.01
Acquisition transaction costs	-	0.03	-	0.03

Comparable EPS from continuing operations	$1.00	0.92	$1.59	1.43

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED

(Dollars in millions)

	June 30, 2012	December 31, 2011
Assets:

Cash and cash equivalents	$72.6	104.6
Other current assets	986.7	983.6
Revenue earning equipment, net	5,562.7	5,049.7
Operating property and equipment, net	620.4	624.2
Other assets	874.6	855.8

	$8,117.0	7,617.8

Liabilities and shareholders’ equity:

Short-term debt and current portion of long-term debt	$381.6	274.4
Other current liabilities	980.0	899.5
Long-term debt	3,364.1	3,107.8
Other non-current liabilities (including deferred income taxes)	2,006.9	2,018.1
Shareholders’ equity	1,384.4	1,318.2

	$8,117.0	7,617.8

SELECTED KEY RATIOS AND METRICS

	June 30, 2012	December 31, 2011

Debt to equity	271%	257%
Total obligations to equity *	284%	261%
Effective interest rate (average cost of debt)	3.9%	4.3%

	Six months ended June 30,
	2012	2011
Cash provided by operating activities from continuing operations	$472.0	472.8
Free cash flow*	(369.9)	(171.8)
Capital expenditures paid	1,204.0	817.4

Capital expenditures (accrual basis)	$1,317.0	880.2
Less proceeds from sales (primarily revenue earning equipment)	(199.3)	(142.8)
Less sale and leaseback of revenue earning equipment	(130.2)	-

Net capital expenditures	$987.5	737.5

	Twelve months ended June 30,
	2012	2011
Return on average shareholders’ equity	13.3%	10.0%
Return on average assets	2.4%	2.1%
Adjusted return on capital *	5.6%	5.3%
Weighted average cost of capital	5.1%	5.9%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED

Periods ended June 30, 2012 and 2011

(Dollars in millions)

	Three Months			Six Months
	2012	2011	B(W)	2012	2011	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$521.5	494.7	5%	$1,032.0	978.0	6%
Contract maintenance	46.5	45.6	2%	93.5	89.5	4%

Contractual revenue	568.0	540.4	5%	1,125.5	1,067.5	5%
Contract-related maintenance	46.5	40.9	14%	93.0	79.8	17%
Commercial rental	198.7	180.0	10%	370.0	315.7	17%
Other	17.7	17.6	-	35.1	34.9	1%
Fuel	270.0	285.6	(5)%	548.7	546.7	-

Total Fleet Management Solutions	1,100.9	1,064.5	3%	2,172.3	2,044.6	6%
Supply Chain Solutions	570.3	540.0	6%	1,142.2	1,075.7	6%
Eliminations	(107.3)	(91.1)	(18)%	(214.3)	(181.6)	(18)%

Total revenue	$1,563.9	1,513.3	3%	$3,100.1	2,938.7	5%

Operating Revenue: *
Fleet Management Solutions	$830.9	778.9	7%	$1,623.6	1,497.9	8%
Supply Chain Solutions	485.7	456.8	6%	970.3	909.5	7%
Eliminations	(50.0)	(43.7)	(14)%	(98.4)	(86.3)	(14)%

Total operating revenue	$1,266.6	1,192.0	6%	$2,495.5	2,321.1	8%

Business segment earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$76.7	71.5	7%	$127.3	113.8	12%
Supply Chain Solutions	30.4	27.8	9%	52.3	48.0	9%
Eliminations	(7.2)	(6.5)	(11)%	(13.7)	(11.4)	(20)%

	99.8	92.7	8%	165.9	150.4	10%
Unallocated Central Support Services	(11.2)	(11.2)	-	(20.7)	(19.9)	(4)%
Non-service pension costs	(7.7)	(4.8)	(60)%	(15.7)	(9.3)	(68)%
Restructuring and other charges, net	(7.1)	(1.7)	NM	(8.0)	(2.5)	NM

Earnings from continuing operations before income taxes	73.8	75.0	(2)%	121.5	118.6	2%
Provision for income taxes	(27.0)	(34.1)	21%	(39.8)	(51.8)	23%

Earnings from continuing operations	$46.8	40.9	14%	$81.6	$66.8	22%

* Non-GAAP financial measure.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION - UNAUDITED

Periods ended June 30, 2012 and 2011

(Dollars in millions)

	Three Months			Six Months
	2012	2011	B(W)	2012	2011	B(W)
Fleet Management Solutions

Total revenue	$1,100.9	1,064.5	3%	$2,172.3	2,044.6	6%
Fuel revenue	(270.0)	(285.6)	(5)%	(548.7)	(546.7)	-

Operating revenue *	$830.9	778.9	7%	$1,623.6	1,497.9	8%

Segment earnings before income taxes	$76.7	71.5	7%	$127.3	113.8	12%

Earnings before income taxes as % of total revenue	7.0%	6.7%		5.9%	5.6%

Earnings before income taxes as % of operating revenue *	9.2%	9.2%		7.8%	7.6%

Supply Chain Solutions

Total revenue	$570.3	540.0	6%	$1,142.2	1,075.7	6%
Subcontracted transportation	(84.5)	(83.2)	2%	(171.8)	(166.3)	3%

Operating revenue *	$485.7	456.8	6%	$970.3	909.5	7%

Segment earnings before income taxes	$30.4	27.8	9%	$52.3	48.0	9%

Earnings before income taxes as % of total revenue	5.3%	5.1%		4.6%	4.5%

Earnings before income taxes as % of operating revenue *	6.3%	6.1%		5.4%	5.3%

Memo:
Dedicated services operating revenue	$283.9	249.4	14%	$565.9	499.0	13%
Dedicated services subcontracted transportation	43.1	36.6	18%	89.5	74.9	19%

Dedicated services total revenue	327.0	286.0	14%	655.4	573.9	14%

Fuel costs	$63.8	55.1	16%	$130.6	$108.9	20%

*  Non-GAAP financial measure.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION - UNAUDITED

KEY PERFORMANCE INDICATORS

					Change 2012/2011
	Three months ended June 30,		Six months ended June 30,		Three		Six
	2012	2011	2012	2011	Months		Months
Full service lease
Average fleet count	121,700	113,100	121,600	112,300	8%		8%
End of period fleet count (a)	121,600	119,600	121,600	119,600	2%		2%
Miles/unit per day change - % (b)	1.7%	(0.2)%	0.7%	1.5%	190	bps	(80)	bps

Commercial rental
Average fleet count	41,400	35,400	41,000	33,200	17%		23%
End of period fleet count (a)	41,100	40,500	41,100	40,500	1%		1%
Rental utilization - power units	75.0%	78.7%	72.0%	75.8%	(370)	bps	(380)	bps
Rental rate change - % (c)	6.3%	11.2%	3.1%	11.4%	(490)	bps	(830)	bps

Customer vehicles under contract maintenance
Average fleet count	35,500	33,200	35,700	33,200	7%		8%
End of period fleet count	35,800	32,900	35,800	32,900	9%		9%

SCS
Average fleet count (d)	11,600	11,100	11,500	11,000	5%		5%

Used vehicle sales (UVS)
Average UVS inventory	9,000	4,900	8,200	5,000	84%		64%
End of period fleet count (a)	9,200	5,000	9,200	5,000	84%		84%
Used vehicles sold	6,200	4,400	10,900	8,500	41%		28%
UVS pricing change - % (e)
Tractors	(1)%	41%	7%	41%	(4,200)	bps	(3,400)	bps
Trucks	6%	31%	5%	38%	(2,500)	bps	(3,300)	bps

(a)	Includes trailers acquired in Hill Hire acquisition (6,000 full-service lease and 3,300 commercial rental).

(b)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units (restated to exclude vehicles not yet earning revenue and vehicles no longer earning revenue).

(c)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.

(d)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.

(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Total revenue	$1,563.9	1,513.3	$3,100.1	2,938.7
Fuel services and subcontracted transportation revenue	(354.6)	(368.8)	(720.5)	(713.0)
Fuel eliminations	57.3	47.5	115.9	95.4

Operating revenue *	$1,266.6	1,192.0	$2,495.5	2,321.1

DEBT TO EQUITY RECONCILIATION	June 30, 2012	% to Equity	December 31, 2011	% to Equity

On-balance sheet debt	$3,745.6	271%	$3,382.1	257%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	179.6		64.0

Total obligations *	$3,925.2	284%	3,446.1	261%

CASH FLOW RECONCILIATION	Six months ended June 30,
	2012	2011

Net cash provided by operating activities from continuing operations	$472.0	472.8
Proceeds from sales (primarily revenue earning equipment)	199.3	142.8
Sale and leaseback of revenue earning equipment	130.2	-
Collections on direct finance leases	32.6	30.0

Total cash generated *	834.1	645.6
Capital expenditures	(1,204.0)	(817.4)

Free cash flow *	$(369.9)	$(171.8)

RETURN ON CAPITAL RECONCILIATION	Twelve months ended June 30,
	2012	2011

Net earnings (12-month rolling period)	185.7	141.1
+ Restructuring and other items	11.3	8.8
+ Income taxes	96.6	81.2

Adjusted earnings before income taxes	293.5	231.1
+ Adjusted interest expense (b)	138.2	135.6
- Adjusted income taxes	(157.6)	(139.3)

= Adjusted net earnings for ROC (numerator)	274.1	227.3

Average total debt	3,416.9	2,735.7
Average off-balance sheet debt	81.0	99.8
Average shareholders’ equity	1,390.7	1,417.4
Adjustment to equity (c)	3.9	(0.3)

Adjusted average total capital (denominator)	4,892.5	4,252.7

Adjusted ROC *	5.6%	5.3%

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.
(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c)	Represents comparable earnings items for those periods.

*  Non-GAAP financial measure.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

(In millions, except per share amounts)

	Three Months			Six Months
	2012			2012
	Reported Earnings	Adjustments	Comparable Earnings	Reported Earnings	Adjustments	Comparable Earnings

Revenue	$1,563.9	-	1,563.9	$3,100.1	-	3,100.1

Cost of lease and rental	475.4		475.4	931.0		931.0
Cost of services	562.4		562.4	1,140.4		1,140.4
Cost of fuel services	209.3		209.3	424.9		424.9
Other operating expenses	33.7		33.7	67.9		67.9
Selling, general and administrative expenses	190.4		190.4	386.5		386.5
Gains on vehicle sales, net	(22.5)		(22.5)	(44.5)		(44.5)
Interest expense	35.6		35.6	70.4		70.4
Miscellaneous income, net	(1.3)		(1.3)	(5.8)		(5.8)
Restructuring and other charges, net (a)	7.1	(7.1)	-	8.0	(8.0)	-

	1,490.1	(7.1)	1,483.0	2,978.7	(8.0)	2,970.7

Earnings from continuing operations before income taxes	73.8	7.1	80.9	121.5	8.0	129.5
Provision for income taxes (b)	(27.0)	(2.6)	(29.6)	(39.8)	(7.8)	(47.6)

Earnings from continuing operations	46.8	4.5	51.3	81.6	0.2	81.8

Tax rate on continuing operations	36.6%		36.6%	32.8%		36.8%

Earnings per common share - Diluted:

Continuing operations	$0.91	0.09	$1.00	$1.59	-	$1.59

	Three Months			Six Months
	2011			2011
	Reported Earnings	Adjustments	Comparable Earnings	Reported Earnings	Adjustments	Comparable Earnings
Revenue	$1,513.3	-	1,513.3	$2,938.7	-	2,938.7

Cost of lease and rental	429.2		429.2	837.7		837.7
Cost of services	533.6		533.6	1,071.5		1,071.5
Cost of fuel services	233.5		233.5	442.4		442.4
Other operating expenses	30.2		30.2	64.8		64.8
Selling, general and administrative expenses (c)	195.2	(1.7)	193.5	368.3	(1.7)	366.6
Gains on vehicle sales, net	(15.7)		(15.7)	(28.0)		(28.0)
Interest expense	33.0		33.0	67.4		67.4
Miscellaneous income, net	(0.6)		(0.6)	(4.7)		(4.7)
Restructuring and other charges, net (d)	-		-	0.8	(0.8)	-

	1,438.3	(1.7)	1,436.6	2,820.1	(2.5)	2,817.6

Earnings from continuing operations before income taxes	75.0	1.7	76.7	118.6	2.5	121.1
Provision for income taxes (e)	(34.1)	5.2	(28.9)	(51.8)	4.9	(47.0)

Earnings from continuing operations	40.9	6.9	47.8	66.8	7.4	74.2

Tax rate on continuing operations	45.5%		37.7%	43.7%		38.8%

Earnings per common share - Diluted:

Continuing operations	$0.79	0.13	$0.92	$1.29	0.14	$1.43

Notes regarding adjustments:

(a)	Restructuring charges for 2012 severance and other termination costs due to workforce reductions and a 2011 charge associated with non-essential leased facilities assumed in the Hill Hire acquisition.
(b)	Tax impact of restructuring charges and tax benefit related to favorable resolution of a tax item from prior periods.
(c)	Transaction costs associated with the acquisition of Hill Hire.
(d)	Restructuring and other charges for acquisition-related severance and equipment contract termination costs.
(e)	Tax law change in Michigan in 2011.

Note: Amounts may not be additive due to rounding.